Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S      R E L E A S E

Date:	November 26, 2007
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS QUARTERLY RESULTS; IMPROVED MARGINS, STRONG CASH FLOW
Thor Industries, Inc. (NYSE:THO), today reported increased sales, net income, and E.P.S. for the first quarter ended October 31, 2007.
Net income was $38,209,000, up 25% from last year’s $30,597,000. E.P.S. were 69¢ versus 55¢ last year. Sales for the quarter were $763.7 million, up 5% from $727.7 million last year.
RV income before tax in the quarter was $57,665,000, up 24% from $46,468,000 last year. Bus income before tax was $4,139,000, up 37% from $3,020,000 last year. RV sales in the quarter were $664.2 million, up 5% from $635.9 million last year. Bus sales were $99.5 million up 8% from $91.8 million last year. Net corporate costs were $1.3 million versus $.5 million last year.
Thor backlog on October 31, 2007, was $476 million, up 17% from $406 million last year. RV backlog was $249.7 million, up 33% from $188.4 million last year and Bus backlog was $226.3 million, up 4% from $217.9 million last year.
“Cash and short term investments increased to $265 million from $207 million last year even after paying a special dividend of $112 million on October 8, 2007. Our financial condition and cash flow continue to be exceptionally strong. In each of our business segments¯towables, motorized, and buses¯we increased sales, net before tax, and margins and we expect continuing improved margins, net income, and growth as the year progresses,” said Wade F. B. Thompson, Thor Chairman.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, interest rate increases, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2007. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any change in expectation of the Company after the date hereof or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2007 & 2006
$000 except per share — unaudited

	3 MONTHS ENDED OCTOBER 31
	2007	%	2006	%

Net sales	$763,736		$727,716

Gross profit	$101,275	13.3%	$89,168	12.3%

Selling, general and administrative	$45,197	5.9%	$43,208	5.9%

Amortization of intangibles	$213	—	$237	—

Interest income (net)	$3,836	.5%	$2,723	.4%

Other income	$779	.1%	$550	.1%

Income before taxes	$60,480	7.9%	$48,996	6.7%

Taxes	$22,271	2.9%	$18,399	2.5%

Net income	$38,209	5.0%	$30,597	4.2%

E.P.S. — basic	$0.69		$0.55

E.P.S. — diluted	$0.68		$0.55

Average common shares outstanding-basic	55,757,338		55,613,302

Average common shares outstanding-diluted	55,966,614		55,904,797

SUMMARY BALANCE SHEETS — October 31 ($000) (unaudited)

	2007	2006		2007	2006

Cash and equivalents	$104,451	$95,963	Current liabilities	$295,728	$272,182

Investments, short term	160,550	110,815	Other liabilities	46,220	13,862

Accounts receivable	179,217	159,263	Stockholders' equity	676,123	670,307

Inventories	187,879	207,168

Deferred income tax and other	31,079	29,570

Total current assets	663,176	602,779

Fixed assets	157,091	158,178

Investments-joint ventures	3,119	2,917

Goodwill	165,663	165,663

Other assets	29,022	26,814

Total	$1,018,071	$956,351		$1,018,071	$956,351